Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557

Pricing Supplement dated January 12, 2024 to the
Prospectus Supplement dated March 4, 2022 and
Prospectus dated March 4, 2022
The Toronto-Dominion Bank $2,000,000 Fixed-to-Floating Rate Notes Due July 18, 2027
The Toronto-Dominion Bank (“TD” or “we”) has offered the Fixed-to-Floating Rate Notes due July 18, 2027 (the “Notes”) described below.
CUSIP / ISIN: 89114XDH3 / US89114XDH35
The Notes will accrue interest quarterly at the following per annum rates, calculated using the Day Count Fraction:
•	For the first two quarterly Interest Periods (each, a “Fixed Interest Period”): a Fixed Interest Rate of 6.50% per annum; and
•
For each quarterly Interest Period thereafter (each, a “Floating Interest Period”): a Floating Interest Rate equal to (i) the Benchmark, which means the Secured Overnight Financing Rates (“SOFR”), compounded daily, as discussed further herein (“Compounded SOFR”) plus (ii) a Spread of 1.00%, provided that the Floating Interest Rate for any Floating Interest Period will not be less than the Interest Floor of 0.00%. If a daily SOFR value is negative, the Floating Interest Rate for the relevant Interest Period will be computed using the negative rate, subject to the Interest Floor.

Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of TD or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the accompanying prospectus.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement dated March 4, 2022 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$8.00	$992.00
Total	$2,000,000.00	$16,000.00	$1,984,000.00
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $995.50 (99.55%) per Note.

[2]
TD Securities (USA) LLC (“TDS”), an affiliate of TD, will purchase the Notes from TD at the public offering price less an underwriting discount of up to $8.00 (0.80%) per Note. TDS will sell the Notes to Jefferies LLC (“Jefferies” and, together with TDS the “Agents”) at the public offering price less a portion of the Underwriting Discount received. The Agents will also use all or a portion of their commissions on the Notes to pay selling concessions or fees to other dealers, or will offer the Notes directly to investors. The total “Underwriting Discount” and “Proceeds to TD” specified above reflect the aggregate of the Underwriting Discount at the time TD established any hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD Securities (USA) LLC	Jefferies LLC

P-1

Fixed-to-Floating Rate Notes Due July 18, 2027

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series D
Type of Note:	Fixed-to-Floating Rate Notes
CUSIP / ISIN:	89114XDH3 / US89114XDH35
Agents:	TDS and Jefferies
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Issue Price:	100% of the Principal Amount per Note
Pricing Date:	January 12, 2024
Issue Date:
January 18, 2024, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity Date:	July 18, 2027, or if such day is not a Business Day, the next following Business Day as described under “Interest Payment Dates” below.
Payment at Maturity:	On the Maturity Date (which is also the final Interest Payment Date), TD will pay you the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:
The Notes will accrue interest, calculated using the Day Count Fraction, at:
•    the Fixed Interest Rate for the first two quarterly Interest Periods (each such period, a “Fixed Interest Period”); and
•   thereafter, at the Floating Interest Rate for each subsequent quarterly Interest Period (each such period, a“FloatingInterest Period”).

Interest Period:
For each Interest Payment Date, the period from, and including, the previous Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to, but excluding, the applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

Interest Payment Dates:
The 18th calendar day of each January, April, July and October, commencing on April 18, 2024 and ending on the Maturity Date.
If an Interest Payment Date is not a Business Day, interest shall be paid on the next Business without any adjustment in the event an Interest Payment Date is postponed.

Fixed Interest Rate:	6.50% per annum

TD Securities (USA) LLC	Jefferies LLC

P-2

Floating Interest Rate:
The Benchmark for the related Interest Period plus the Spread, provided that the Floating Interest Rate will not be less than the Interest Floor.
If a daily SOFR value is negative as of any day during the applicable Interest Period, then the Floating Interest Rate for that Interest Period will be computed using the negative rate, subject to the Interest Floor.

Benchmark:
Initially, Compounded SOFR, provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” will mean the applicable Benchmark Replacement as discussed further in the accompanying prospectus supplement under “Descriptions of the Notes We May Offer — SOFR Notes — Effect of Benchmark Transition Event”.

Compounded SOFR:
The compounded average of daily SOFR as determined for each Interest Period during the Floating Interest Period, calculated in the manner described herein under “Description of the Benchmark — Compounded SOFR”, or in such other manner or based on such other rate or methodology as discussed further herein under “— SOFR” and “Descriptions of the Notes We May Offer — SOFR Notes” in the accompanying prospectus supplement.

SOFR:
(A) as of any U.S. Government Securities Business Day in an Interest Period (other than the last four U.S. Government Securities Business Days):
(i)   the Secured Overnight Financing Rate as of 5:00 p.m. (New York time) for trades made on such U.S.Government Securities Business Day, as published on the Federal Reserve’s Website (as defined below) on the U.S. Government Securities Business Day immediately following such day. The Secured Overnight Financing Rate is published by the Federal Reserve Bank of New York (the “Federal Reserve”) every U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day and may be revised until 2:30 p.m. (New York time);
(ii)   if by 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such day, the rate specified in (i) above is not published on the Federal Reserve’s Website and both a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined herein under “Description of the Benchmark”) have not occurred, the Secured Overnight Financing Rate published on the Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day on which the Secured Overnight Financing Rate was published thereto;
(iii)   if both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then for any U.S. Government Securities Business Day occurring after the Benchmark Replacement Date, a rate determined by the Calculation Agent based on the Benchmark Replacement and any corresponding Benchmark Replacement Adjustment; and
(B)  for each of the last four U.S. Government Securities Business Days of each Interest Period, SOFR as of the U.S. Government Securities Business Day immediately preceding the first of such four days.
The “Federal Reserve’s Website” means the website of the Federal Reserve, currently at newyorkfed.org or any successor website. See “Description of the Benchmark” herein for additional information regarding the Benchmark.

Spread:	100 basis points (1.00%) per annum
Interest Floor:	0.00%
Day Count Fraction:
30/360
For the avoidance of doubt, each month is deemed to have 30 days and each year is deemed to have 360 days. Therefore, each Interest Period is deemed to have 90 days and each year is deemed to have 360 days, resulting in equal interest payments with respect to the Fixed Interest Periods.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Government Securities Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

TD Securities (USA) LLC	Jefferies LLC

P-3

U.S. Tax Treatment:
The Notes should be treated for U.S. federal income tax purposes as variable rate debt instruments. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”, which applies to your Notes.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in Powers:
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of TD or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD Securities (USA) LLC	Jefferies LLC

P-4

Agreement with Respect to the Exercise of Canadian Bail-in Powers:
By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of TD or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and TD with respect to the Notes.
Holders and beneficial owners of Notes will have no further rights in respect of their bail-inable debt securities to the extent those bail-inable debt securities are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the Principal Amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by TD by the issuance of common shares of TD (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.
See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD Securities (USA) LLC	Jefferies LLC

P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series D, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement and “Risk Factors” in the prospectus supplement and the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Prospectus Supplement dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066255/d231177d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD Securities (USA) LLC	Jefferies LLC

P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
You should consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of your particular circumstances.
Risks Relating to Structure and Credit Characteristics
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Interest Payment Dates and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Notes will be Subject to Risks, Including Conversion in Whole or in Part — by Means of a Transaction or Series of Transactions and in One or More Steps — into Common Shares of TD or Any of its Affiliates, Under Canadian Bank Resolution Powers.
Under Canadian bank resolution powers, the CDIC may, in circumstances where TD has ceased, or is about to cease, to be viable, assume temporary control or ownership of TD and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of the assets of TD, and the power to carry out or cause TD to carry out a transaction or a series of transactions the purpose of which is to restructure the business of TD. If the CDIC were to take action under the Canadian bank resolution powers with respect to TD, this could result in holders or beneficial owners of the Notes being exposed to losses and conversion of the Notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of TD or any of its affiliates.
As a result, you should consider the risk that you may lose all or part of your investment, including the Principal Amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding Notes, or common shares of TD or any of its affiliates into which the Notes are converted, may be of little value at the time of a bail-in conversion and thereafter. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.
Because the Notes Accrue Interest at a Fixed Rate During the Fixed Interest Periods, the Amount of Interest Payable on Your Notes on Each Interest Payment Date During the Fixed Interest Periods May Be Below Market Interest Rates.
Because interest payable on your Notes during the Fixed Interest Periods accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the Interest Payment Dates during the Fixed Interest Periods will be equal to or greater than the market interest rate on such dates. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You should have a view as to the Fixed Interest Rate relative to market interest rates for the term of the Notes, and be willing to forgo market interest rates during the Fixed Interest Periods.
Because the Notes Accrue Interest at the Floating Interest Rate During the Floating Interest Periods, You May Receive a Lesser Interest Rate During Such Period Relative to That of the Fixed Interest Periods and/or Relative to that of Conventional Fixed Rate Debt Securities of Comparable Maturity.
The interest payable on the Notes during the Floating Interest Periods will accrue at the Floating Interest Rate. The Benchmark on which the Floating Interest Rate is based will vary and there will be significant risks not associated with a conventional fixed−rate debt security. These risks include fluctuation of the Benchmark and the possibility that the Floating Interest Rate on the Notes will decrease during a Floating Interest Period to a rate that may be lower than the Fixed Interest Rate and may be as low as the Interest Floor of 0.00%.
If there is a decline in the Benchmark over the term of your Notes, the effective yield on your Notes for any such Floating Interest Period may be less than that of a conventional fixed-rate debt security of comparable maturity, including those issued by the TD. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Interest Payment with respect to each Floating Interest Period is Variable and May Be as Low as the Interest Floor of 0.00%.
Following the Fixed Interest Periods, you will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the Floating Interest Rate. While the interest rate applicable to a Floating Interest Period will fluctuate because it is based on the Floating Interest Rate, such interest rate will not be less than the Interest Floor. If the Benchmark is less than or equal to zero, it may cause the Floating Interest Rate for the applicable Interest Payment Date during the Floating Period to be equal to the Interest Floor, which would result in no interest being paid on the applicable Interest Payment Date. You will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. You should consider, among other things, the overall interest payable on the Notes as compared to that of our or other similar debt securities of a comparable maturity.

TD Securities (USA) LLC	Jefferies LLC

P-7

The Notes are Subject to Interest Rate Risk and May Be More Risky Than an Investment in Notes With a Shorter Term.
The Fixed Interest Rate applicable during each Fixed Interest Period and/or the Floating Interest Rate applicable during each Floating Interest Period may be lower than the interest rates for similar debt securities then-prevailing in the market. Accordingly, you would earn less interest on the Notes than you could earn on other investments with a similar level of risk available at such time. The value of your Notes may decline during a period of rising interest rates and the amount that you would receive for them in any secondary market transaction if you tried to sell them would be adversely affected. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You will bear greater exposure to fluctuations in interest rates than if you purchased a similar investment with a shorter term.
Any payments on the Notes, including any Interest Payment and the repayment of the Principal Amount at maturity, may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
Risks Relating to the Floating Interest Rate
SOFR, and Therefore the Floating Interest Rate and the Value Of, and Return On, the Notes, May be Volatile and Will Be Affected by a Number of Factors.
SOFR, and therefore the Floating Interest Rate and the value of, and return on, the Notes, is subject to volatility due to a variety of factors, including but not limited to:
•	interest and yield rates in the market;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	inflation and expectations concerning inflation;
•	performance of capital markets;
•
geopolitical conditions and economic, financial, political, regulatory, judicial, military, public health or other events (including public health crises and pandemics) that affect markets and interest rates generally and that may affect SOFR; and

•	the time remaining to the maturity of the Notes.
The impact of any of the factors set forth above may enhance or offset some or all of the changes resulting from another factor or factors. A lower SOFR will result in the Floating Interest Rate decreasing, but in no case will the Floating Interest Rate be less than the Interest Floor.
Changes in the Federal Reserve’s Methods Pursuant to which SOFR is Determined May Adversely Affect the Value of, and Return on, the Notes.
SOFR is published by the Federal Reserve based on data received from other sources (as described further herein under “Description of the Benchmark”). Neither the Agent nor any other affiliate of TD has any control over the determination, calculation or publication of SOFR and there can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of the holders of the Notes. Any change to the manner in which SOFR is calculated may result in a reduction of the value of, and return on, the Notes. As described more fully herein under “Description of the Benchmark”, following a Benchmark Transition Event and its related Benchmark Replacement Date, the Benchmark will be based on an alternative rate and the Calculation Agent may make Spread Adjustments and Benchmark Replacement Conforming Changes, which may affect other terms of the Notes, including the Spread, as described further herein under “Description of the Benchmark”. Additionally, because SOFR is relatively new, there may be a greater likelihood of changes to the methods pursuant to which it is determined than there would be if it had a longer publication history. Any such changes may adversely affect the value of, and return on, the Notes.
There is Limited Historical Data Regarding SOFR and the Future Performance of SOFR Cannot Be Predicted Based on Historical Performance.
The Federal Reserve began to publish SOFR in April 2018, though the Federal Reserve has also published indicative historical SOFR going back to August 2014. Investors should not rely on any historical changes or trends in SOFR (whether based on actual or indicative historical data). The future performance of SOFR cannot be predicted based on its past performance, and the level of SOFR during the term of the Notes may bear little or no relation to the historical performance of SOFR. Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the Notes may fluctuate to a larger degree than floating-rate securities that are linked to less volatile rates.

TD Securities (USA) LLC	Jefferies LLC

P-8

Compounded SOFR for an Interest Period During the Floating Period May Not Reflect Any Subsequently Published Corrections to SOFR.
The Federal Reserve publishes SOFR each U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day. After publication, if (i) the Federal Reserve discovers errors in the transaction data or calculation process or additional transaction data becomes available and (ii) such errors or additional data would change the published SOFR by at least one basis point (0.01%), subject to change based on periodic review by the Federal Reserve, then the Federal Reserve will republish SOFR at approximately 2:30 p.m. (New York time) on that same day. The Federal Reserve will not revise published SOFR on any U.S. Government Securities Business Day after the original date of publication and, even if the Federal Reserve’s policy changed to permit revisions to SOFR after the initial publication date, such changes would not be reflected in the Calculation Agent’s determination of Compounded SOFR on a U.S. Government Securities Business Day under the Notes because such determination is made as of 5:00 p.m. (New York time) on each U.S. Government Securities Business Day without regard to any subsequently published revisions.
The Benchmark, which is initially Compounded SOFR, May Be Replaced if SOFR Ceases to be Available, and That May Have an Adverse Effect on the Value of, and Amounts Payable on, the Notes.
The terms of the Notes provide that if a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to SOFR, the Floating Interest Rate will be determined using the next-available Benchmark Replacement. As described further below under “Description of the Benchmark”, these replacement rates and spreads may be selected or formulated by (i) the Relevant Governmental Body (such as the Alternative Reference Rates Committee of the Federal Reserve), (ii) ISDA or (iii) in certain circumstances, the Calculation Agent. In addition, the terms of the Notes expressly authorize the Calculation Agent to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of Interest Periods and the timing and frequency of determining rates and making payments of interest. The interests of the Calculation Agent in making any such determination may be adverse to your interests as a holder of the Notes. The application of a Benchmark Replacement and Spread Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the Floating Interest Rate and, therefore, could adversely affect the market value of, and any amounts payable on, the Notes. There can be no assurance that the characteristics of any Benchmark Replacement will be similar to SOFR or the then-current Benchmark that it is replacing or that any Benchmark Replacement will produce the economic equivalent of SOFR or the then-current Benchmark that it is replacing.
Risks Relating to Valuation and Liquidity
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the Underwriting Discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agents or another one of our or their affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Issue Price, and as a result, you may suffer substantial losses.
The Temporary Price at Which the Agents May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market (if the Agents make a market in the Notes, which they are not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which the Agents may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

TD Securities (USA) LLC	Jefferies LLC

P-9

Risks Relating to Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
There are potential conflicts of interest between you and the Calculation Agent. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will, among other things, determine the Floating Interest Rate during the Floating Period and whether a Benchmark Transition Event and Benchmark Replacement Date have occurred, and the interest payments on the Notes. If the Calculation Agent determines that a Benchmark Transition Event and Benchmark Replacement Date have occurred, it will determine, among other things, the Benchmark Replacement Conforming Changes. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD Securities (USA) LLC	Jefferies LLC

P-10

Description of the Benchmark
Information About SOFR
All disclosures contained in this pricing supplement regarding the initial Benchmark, including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by Federal Reserve Bank of New York (the “Federal Reserve”). SOFR is published by the Federal Reserve, but the Federal Reserve has no obligation to continue to publish, and may discontinue publication of, SOFR. For a more complete discussion of SOFR, see the website of the Federal Reserve, currently at newyorkfed.org or any successor website of the Federal Reserve (the “Federal Reserve’s website”) and apps.newyorkfed.org/markets/autorates/sofr. Neither we nor the Agent accepts any responsibility for the calculation, maintenance or publication of SOFR or any successor or replacement rate. None of the website references in the description below, or any materials included in those websites, are incorporated by reference into this pricing supplement.
The Secured Overnight Financing Rate (“SOFR”) is published by the Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve reports that SOFR includes all trades in the “Broad General Collateral Rate” (as defined on the Federal Reserve’s Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). SOFR is filtered by the Federal Reserve to remove a portion of the foregoing transactions considered to be “specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. SOFR is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. If the Federal Reserve discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, SOFR and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, SOFR may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the Federal Reserve will review this revision threshold periodically and could modify it after any such review. The description of SOFR herein does not purport to be exhaustive.
Because the Secured Overnight Financing Rate is published by the Federal Reserve based on data received from other sources, neither the Agent nor any other affiliate of TD has any control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes.
The Federal Reserve began publishing the Secured Overnight Financing Rate in April 2018. The Federal Reserve has also published historical indicative Secured Overnight Financing Rates going back to August 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is relatively new, the Notes are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities, like the Notes, that reference SOFR, such as the spread over SOFR reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that reference SOFR. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

TD Securities (USA) LLC	Jefferies LLC

P-11

SOFR
“SOFR”, as of any (A) U.S. Government Securities Business Day in an Interest Period (other than the last four U.S. Government Securities Business Days), means:
(i)       the Secured Overnight Financing Rate as of 5:00 p.m. (New York time) for trades made on such U.S. Government Securities Business Day, as published on the Federal Reserve’s Website on the U.S. Government Securities Business Day immediately following such day. The Secured Overnight Financing Rate is published by the Federal Reserve every U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day and may be revised until 2:30 p.m. (New York time);
(ii)      if by 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such day, the rate specified in (i) above is not published on the Federal Reserve’s Website and both a Benchmark Transition Event and its related Benchmark Replacement Date (as defined below) have not occurred, the Secured Overnight Financing Rate published on the Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day on which the Secured Overnight Financing Rate was published thereto;
(iii)    if both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then for any U.S. Government Securities Business Day occurring after the Benchmark Replacement Date, the sum of the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date (such alternative, the “Unadjusted Benchmark Replacement”) and the Spread Adjustment (together with the Unadjusted Benchmark Replacement, the “Benchmark Replacement”):
a.          the alternative rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark;
b.            the ISDA Fallback Rate; or
c.            the alternative rate of interest that has been selected by the Calculation Agent as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time; and
(B) for each of the last four U.S. Government Securities Business Days of each Interest Period, SOFR as of the U.S. Government Securities Business Day immediately preceding the first of such four days.
All determinations with respect to the Benchmark will be made by the Calculation Agent. Following a Benchmark Replacement Date, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and any such changes shall become effective without consent from the holders of the Notes or any other party.
Compounded SOFR
With respect to each Interest Period in the Floating Period, accrued interest will be paid based on the daily compounded interest calculated by multiplying the Principal Amount of the Notes by (i) the Floating Interest Rate for the applicable Interest Period and (ii) the day count fraction calculated in accordance with the Day Count Fraction. The Floating Interest Rate with respect to an Interest Period in the Floating Period is equal to the sum of the “Floating Interest Rate”, or “Compounded SOFR”, plus the Spread, subject to the Interest Floor. “Compounded SOFR” will be computed as follows:
“d0”, is the number of U.S. Government Securities Business Days in the applicable Interest Period in the Floating Period.
“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the applicable Interest Period in the Floating Period.
“SOFRi”, for any U.S. Government Securities Business Day “i” in an Interest Period in the Floating Period, is a reference rate equal to SOFR in respect of that day.
“ni” is the number of calendar days in the applicable Interest Period in the Floating Period from, and including, the U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.
“d” is the number of calendar days in the applicable Interest Period in the Floating Period.

TD Securities (USA) LLC	Jefferies LLC

P-12

SOFR Historical Information
We obtained the information regarding the historical performance of SOFR below from Bloomberg Professional® service (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of SOFR should not be taken as an indication of its future performance.
SOFR has limited historical information available and, accordingly, an investment in notes based on that rate may involve greater risk than an investment in notes based on a more conventional reference interest rate or a rate with a more established record of performance. Additionally, SOFR has experienced significant fluctuations. Any historical upward or downward trend during any period shown below is not an indication that the interest payable on the Notes during the Floating Period is more or less likely to increase or decrease at any time.
On January 11, 2024, SOFR was 5.31%. The graph below sets forth the historical performance of SOFR from April 2, 2018 through January 11, 2024. Past performance is not indicative of future performance.

TD Securities (USA) LLC	Jefferies LLC

P-13

Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This discussion is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. This discussion addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This discussion does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes).
U.S. Federal Income Tax Treatment of the Notes
While there is no authority that specifically addresses the U.S. federal income tax treatment of bail-inable debt securities such as the Notes, the Notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that such notes are treated as indebtedness for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated as equity for U.S. federal income tax purposes. If the Notes were treated as equity, it is unlikely that interest payments on the Notes that are treated as dividends for U.S. federal income tax purposes would be treated as “qualified dividend income” for U.S. federal income tax purposes and, if such dividends were not treated as qualified dividend income, amounts treated as dividends would be taxed at ordinary income tax rates. You should consult with your tax advisor regarding the appropriate characterization of bail-inable debt securities for U.S. federal income tax purposes, and the U.S. federal income and other tax consequences of any bail-in conversion.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes should be treated as debt for U.S. federal income tax purposes. Further, the Notes should be treated as “variable rate debt instruments”. Whether the Notes will be issued with original issue discount (“OID”), however, will depend upon the facts at the time of issuance of the Notes. If the determination were made as of the date hereof, the Notes should be treated as “variable rate debt instruments” issued with a single qualified floating rate and deminimis OID.

TD Securities (USA) LLC	Jefferies LLC

P-14

Interest and Original Issue Discount. Whether the Notes are issued with OID for U.S. federal income tax purposes will depend on the facts at the time that the Notes are issued. If the Notes are not treated as issued with OID (or are issued with only a de minimis amount of OID), then interest income generally will be taxable to you at the time it is received or accrued in accordance with your regular method of tax accounting.
If the Notes are treated as issued with OID, you will be required to include OID as ordinary income under a constant yield method during your ownership of the Notes, regardless of your normal method of accounting; accordingly, your taxable income in respect of the Notes may exceed the cash interest payments you receive on the Notes during one or more taxable years. The remainder of this section assumes that the Notes are issued with OID.
In order to determine the amount of OID in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the Notes. The amount of OID on the Notes is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is generally taken into account as if you held the equivalent fixed rate debt instrument, subject to the adjustments to qualified stated interest (“QSI”) described below.
The equivalent fixed rate debt instrument is constructed in two steps: first, the Fixed Interest Rate is replaced with a “qualified floating rate” that would preserve the fair market value of the Notes; and second, each qualified floating rate (including the qualified floating rate determined under the first step) is converted into a fixed rate substitute (which, in each case, will generally be the value of each qualified floating rate as of the Issue Date).
Subject to the following adjustments, the amount of QSI on your Notes each year should be the amount of interest that would be payable during that year under the lowest fixed rate substitute determined for the Notes’ equivalent fixed rate debt instrument. If the amount you receive in any calendar year is greater than the assumed payment under the fixed rate substitute for the applicable accrual period, the excess will be treated as additional QSI and will be taxable to you as ordinary income in accordance with your method of accounting for tax purposes. If the amount you receive in a calendar year is less than the assumed payment for the applicable accrual period, the difference will reduce the amount of QSI you are required to take into income.
In general, each year, your taxable income should include the amount of QSI paid or accrued (subject to the adjustments discussed above) and the annual OID accrual with respect to your Notes.
Sale, Exchange or Maturity of the Notes. Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note, plus any accrued and unpaid OID, minus any payments received on the Notes other than QSI (as adjusted). Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the sale, exchange, maturity or other taxable disposition of a Note is subject to limitations.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

TD Securities (USA) LLC	Jefferies LLC

P-15

Tax Treatment of Non-U.S. Holders
In general and subject to the discussion below, if you are a Non-U.S. Holder, you should generally not be subject to U.S. federal income or withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders
A Note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the Note at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the U.S. includes only property situated in the U.S. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

TD Securities (USA) LLC	Jefferies LLC

P-16

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS and Jefferies as the Agents for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less an underwriting discount of up to the Underwriting Discount set forth on the cover page of this pricing supplement and TDS will sell the Notes to Jefferies at the public offering price less a portion of the Underwriting Discount received. The Agents will also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers, or will offer the Notes directly to investors. The total “Underwriting Discount” and “Proceeds to TD” specified on the cover hereof reflect the aggregate of the Underwriting Discount at the time TD established any hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. The Notes were generally offered to the public at the public offering price, provided that certain fee based advisory accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may have agreed to forgo, in their sole discretion, some or all of their selling concessions in connection with such sales.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Pricing Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We may use this pricing supplement in the initial sale of the Notes. In addition, TDS or another of our or their affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD Securities (USA) LLC	Jefferies LLC

P-17

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

TD Securities (USA) LLC	Jefferies LLC

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